Exhibit 99.1

AMC Networks Announces Full Redemption of Outstanding 10.25% Senior Secured Notes due 2029

New York, NY (March 26, 2026) – AMC Networks Inc. (Nasdaq: AMCX) (“AMC Networks” or the “Company”) announced today that it has given notice of redemption of all of its outstanding 10.25% Senior Secured Notes due 2029 (CUSIP Nos. 00164V AG8 (144A) / U02400 AB2 (Reg S)) (the “Notes”) on April 6, 2026 (the “Redemption Date”). The Notes will be redeemed at a redemption price of 105.125% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date (the “Redemption Price”).

AMC Networks has instructed U.S. Bank Trust Company, National Association, as the trustee for the Notes (the “Trustee”), to distribute a notice of redemption to all registered holders of the Notes on March 26, 2026. Copies of the notice of redemption and additional information relating to the procedure for the redemption of the Notes may be obtained from U.S. Bank Trust Company, National Association by calling 1-(800)-934-6802.

About AMC Networks Inc.

AMC Networks (Nasdaq: AMCX) is home to many of the greatest stories and characters in TV and film and the premier destination for passionate and engaged fan communities around the world. The Company creates and curates celebrated series and films across distinct brands and makes them available to audiences everywhere. Its portfolio includes targeted streaming services AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK, HIDIVE and All Reality; cable networks AMC, BBC AMERICA (which includes U.S. distribution and sales responsibilities for BBC News), IFC, SundanceTV and We TV; and film distribution labels Independent Film Company and RLJE Films. The Company also operates AMC Studios, its in-house studio, production and distribution operation behind acclaimed and fan-favorite original franchises including The Walking Dead Universe and the Anne Rice Immortal Universe; and AMC Networks International, its international programming business.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the timing and terms of the redemption of the Notes. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:

Investor Relations	Corporate Communications
Nicholas Seibert	Georgia Juvelis
nicholas.seibert@amcnetworks.com	georgia.juvelis@amcnetworks.com